EXHIBIT 23.5
CONSENT OF WRIGHT & COMPANY, INC.
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Range Resources Corporation, for the filing dated on or about May 1, 2009, and in the related Prospectus (collectively, the “Registration Statement”) of the Range Resources Corporation Annual Report on Form 10-K for the year ended December 31, 2008, which uses the name Wright & Company, Inc., refers to Wright & Company, Inc., and includes information from our report prepared for Range Resources Corporation. We further consent to the use of our name in the “Reserve Engineers” section of the Registration Statement.

WRIGHT & COMPANY, INC.
BY:	/s/ D. Randall Wright
D. Randall Wright, President

Brentwood, Tennessee
May 1, 2009